Exhibit 99.2

THE CONVERTIBLE NOTE REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”) OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED FOR SALE, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE SECURITIES LAWS OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.

MY SIZE, INC.

Zero Coupon Convertible Note

Note No. [●]:

Holder: [●] or its registered assigns _____________

Principal Amount: [$]

Date of initial issuance: [●]

Maturity Date: [_____, 2018]

This Note (the “Note”) is one of a duly authorized issue of Notes (the “Notes”) of My Size, Inc., a Delaware corporation having its principal address at ______________ (the “Company”), designated as its Zero Coupon Convertible Notes (the “Notes”) issued pursuant to a Securities Purchase Agreement with the Company dated on or about the date of the initial issuance of the Notes at the first closing thereof (the “Securities Purchase Agreement”).

FOR VALUE RECEIVED, the Company promises to pay to the order of the Holder the Principal Amount in United States Dollars (the “Principal Amount”) on the Maturity Date, each as set forth above, without interest except on a default on this Note. Except as otherwise provided herein, all amounts payable (or shares issuable) pursuant to this Note will be paid to the person in whose name this Note is registered on the records of the Company regarding registration and transfers of the Notes (the “Note Register”) at the close of business on the date immediately preceding the payment (or issuance) date.

This Note is subject to the following additional provisions:

1. Exchange. This Note is exchangeable for an equal aggregate principal amount of Notes of different denominations as requested by the Holder surrendering the same. No fees will be charged for such exchange. Notwithstanding the foregoing, the Company shall have no obligation to issue new Notes unless and until requested by the Holders thereof.

2. Transfers. This Note has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only (a) in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, and (b) in accordance with applicable provisions hereof.

3. Definitions. For purposes hereof the following definitions shall apply:

“2015 Private Placement” The Company’s private placement of Notes of the same tenor as this Note in a transaction or transactions on substantially identical terms.

“Company” shall have the meaning set forth in the first introductory paragraph.

“Conversion Notice” shall have the meaning set forth in Paragraph 5(d).

“Conversion Price” shall mean $3.50 as it may be adjusted pursuant to the provisions hereof.

“Holder Conversion Date” shall have the meaning set forth in Paragraph 5(d).

“Note” shall have the meaning set forth in the first introductory paragraph.

“Note Register” shall have the meaning set forth in the second introductory paragraph.

“Notes” shall have the meaning set forth in the first introductory paragraph.

“Events of Default” shall have the meaning set forth in Paragraph 15.

“Holder” shall have the meaning set forth in the list at the beginning of this Note.

“Common Stock” shall mean the Common Stock of the Company.

“Maturity Date” shall have the meaning set forth in the list at the beginning of this Note.

“Outstanding Amount” shall mean the principal amount of this Note outstanding from time to time.

“Principal Amount” shall have the meaning set forth in the second introductory paragraph.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Purchase Agreement” shall mean the agreement entered into by and between the Company and the Holder for the purchase of this Note and other securities of the Company.

“Underlying Shares” shall mean the shares of Common Stock into which this Note is convertible.

In addition, other terms defined in the Securities Purchase Agreement and not otherwise defined herein shall have the same meanings herein as are set forth for such terms in the Securities Purchase Agreement.

4. Maturity. On the Maturity Date and upon an Event of Default that has not been cured, the Outstanding Amount of this Note will become payable to the Holder.

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5. Conversion. This Note is convertible into Common Stock as follows:

(a)	Holder’s Right to Convert. The Outstanding Amount of this Note shall be convertible at any time prior to the Maturity Date, in whole or in part, at the option of the Holder hereof, into fully paid validly issued and nonassessable shares of Common Stock at the Conversion Price then in effect.

(b)	Mandatory Conversion. In the event that either (1) the Common Stock becomes listed for trading on a national securities exchange in the United States, as such term in defined in the securities laws and regulations in the United States, OR (2) the Common Stock becomes listed for trading on a recognized European stock exchange prior to this Note having been paid in full, the Outstanding Amount of this Note shall be deemed to have been converted automatically into Common Stock at the then Conversion Price immediately prior to such listing (“Mandatory Conversion”). Thereupon, this Note shall be considered void, and the Holder shall promptly surrender this Note for cancellation.

(c)	Conversion Price for Converted Shares. The Outstanding Amount of this Note that is converted into shares of Common Stock shall be convertible into the number of shares of Common Stock calculated by dividing the Outstanding Amount of this Note submitted for conversion by the then Conversion Price.

(d)	(i) Mechanics of Conversion. In order to convert this Note (in whole or in part) into shares of Common Stock, the Holder shall surrender this Note, by either overnight courier or two-day courier, to the Company, and shall give written notice in the form of Exhibit 1 hereto (the “Conversion Notice”) by fax (with the original of such notice forwarded with the foregoing courier) to the Company that the Holder elects to convert all or the portion of the Outstanding Amount of this Note specified therein, which such notice and election shall be irrevocable by the Holder; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless this Note with evidence of the principal amount hereof to be converted is delivered to the Company, or the Holder notifies the Company that this Note has been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss which may be incurred by it in connection with this Note. The date on which an optional Conversion Notice is given (the “Holder Conversion Date”) shall be deemed to be the date the Company received by fax the Conversion Notice, as evidenced by a printed confirmation of receipt received by the Holder.

(ii) Issuance of Certificates. In the case of any Conversion Notice given by the Holder to the Company, the Company shall issue and deliver as promptly as practicable and in no event later than five (5) business days after delivery to the Company of the Note, or after receipt of such agreement and indemnification, to such Holder, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled, together with a Note for the Outstanding Amount not submitted for conversion, if any. The Holder shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Holder Conversion Date.

6. No Prepayment. This Note may not be prepaid in whole or in part without the consent of the Holder, and then only in accordance with the other provisions hereof.

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7. Adjustments to the Conversion Price.

(a)	Adjustment for Subdivisions, Combinations, etc. If the Company shall subdivide its outstanding shares of Common Stock by split-up, spin-off, or otherwise, or combine its outstanding shares of Common Stock, then the number of shares issuable upon conversion of this Note and the Conversion Price in effect as of the date of such subdivision, split-up, spin-off, or combination shall be proportionally adjusted to give effect thereto.

(b)	Adjustment for Dividends and Distributions. In the event the Company at any time while this Note is outstanding makes, or fixes a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock (or rights to acquire shares of Common Stock), then and in each such event, provision shall be made so that the Holders of Notes shall receive upon conversion thereof pursuant to Paragraph 5 hereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Company to which a Holder on the relevant record or payment date, as applicable, of the number of shares of Common Stock so receivable upon conversion would have been entitled.

(c)	Adjustment for Merger, Reorganization, etc. In the event that at any time or from time to time, the shares of Common Stock issuable upon conversion of this Notes are changed into the same or a different number of shares of any class or classes of stock or are exchanged for other property, whether in connection with a merger or consolidation, by recapitalization, reclassification, reorganization or otherwise (other than a subdivision, combination of shares or stock dividend provided for elsewhere in this Paragraph 7), then and in each such event, provision shall be made so that the Holders of Notes shall receive upon conversion thereof pursuant to Paragraph 5 hereof, in lieu of the Conversion Shares, the amount of such other securities of the Company or the property to which a Holder of the Conversion Shares on the relevant record or payment date, as applicable, would have been entitled to receive in respect thereof.

(d)	Determination of Consideration. For purposes of this Section 7, the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed based on its dollar amount or its fair market value as determined by the Board of Directors of the Company.

(e)	Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms hereof, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(f)	Certificate as to Adjustments. Upon each occurrence of an adjustment pursuant to this Paragraph 7, the Company at its expense shall furnish to each Holder a certificate setting forth (i) in reasonable detail the facts upon which such adjustment is based, and (ii) the number of shares of Common Stock and the amount of other property or securities that after giving effect thereto would be received by the Holder upon conversion of this Note.

(g)	Minimum Adjustments. No adjustment of the Conversion Price shall be made unless such adjustment would require an increase or decrease of at least $0.10 in such price; provided that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment(s) so carried forward, shall require an increase or decrease of at least $0.10 in the Conversion Price then in effect hereunder.

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(h)	Board Discretion. Any determination as to whether an adjustment in the Conversion Price in effect hereunder is required pursuant to Paragraph 7, or as to the amount of any such adjustment, if required, shall be binding upon the holders of this Note and the Company if made in good faith by the Board of Directors of the Company.

8. Limitations on Conversion.

(a)	The Holder shall not have the right to convert any portion of this Note to the extent that such conversion right would cause the Company to be in violation of any regulation of a national securities exchange limiting the number or amount of securities that an issuer subject to such regulation is able to issue without prior registration under the Securities Act or stockholder approval.

(b)	Notwithstanding anything mentioned herein, no conversion of this Note shall be executed on the Record Date (as defined below) for distribution of bonus shares, rights offering, dividend distribution, subdivision or consolidation of shares or capital reduction (each a “Company Event”). Should an “Ex Day” (as defined below) of a Company Event occur before the Record Date of such Company Event, no exercise of Options shall be executed on such “Ex Day”.

For the purpose of this Section, the term “Record Date” is the day designated by a Company for entitlement to interest, redemption, dividend, rights and benefits, or for any other right, and the term “Ex Day” is the Record Date; however, if the Record Date is not a business day – on the business day before the Record Date; and however, if the said Record Date or the business day before the said Record Day is not a trading day – on the first trading day after the Record Date.

8A. Prevalence of Israeli Securities Law. The Company's Securities are listed for trading on the TASE, and therefore the Company and its securities, including the Underlying Shares, are subject to the provisions of the Israeli Securities Law, 5728-1968. It is clarified that Company has not yet obtained all the required approvals for listing the Underlying Shares for trading on the TASE. Company shall take all the necessary actions to obtain such approvals, notwithstanding, receipt thereof is not guaranteed, and if not achieved Company would not be deemed to be in breach of this Note. In any case, the Underlying Shares are subject to the provisions of the Israeli Securities Law, 5728-1968, and inter alia, restrictions on resale of the Underlying Shares (the: "Restrictions Under the Israeli Law").

Without derogating from any of the terms and conditions set forth herein, the obligations of the Company to issue the Underlying Shares to Holder are contingent on and subject to the fulfillment of the following conditions precedent:

(a)	TASE Approval. The Company shall have received the TASE's approval and authorization to the listing of the Underlying Shares on TASE.

(b)	No objection by the Israeli Securities Authority (the “ISA”). The ISA shall not object to the transactions contemplated herein.

9. Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up or down to the nearest whole share.

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10. Reservation of Stock Issuable Upon Conversion. The Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock (or other securities issuable upon conversion hereof) for the purpose of enabling the Company to satisfy any obligation to issue shares of its shares of Common Stock or such other securities upon conversion of the Notes.

11. Other Covenants of the Company.

(a)	The Company shall not intentionally take any action, which would be reasonably likely to impair the contractual rights and privileges of the Notes set forth herein or of the Holders thereof.

(b)	The Company shall not redeem, retire, purchase or otherwise acquire, directly or indirectly, Notes held by any Holder unless the Company shall have offered to redeem, retire, purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other Holder of Notes at the time outstanding upon the same terms and conditions.

(c)	The Company shall not transfer any of its assets or property to any of its direct or indirect subsidiaries or affiliates unless such transfer is being made in good faith for a proper business purpose, as determined by the Company’s Board of Directors.

12. Obligations Absolute. No provision of this Note, other than conversion as provided herein, shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest, if any, on, this Note at the time, place and rate, and in the manner, herein prescribed, subject to the provisions of Section 15 below.

13. Waivers of Demand, Etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate, prior notice of bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payments of all sums owing and to be owing hereon, regardless of and without any notice (except as required by law), diligence, act or omission as or with respect to the collection of any amount called for hereunder.

14. Replacement Notes. In the event that the Holder notifies the Company that its Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for registration number and Outstanding Amount, if different than that shown on the original Note) shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the Note and provided that the Company is provided a form of Note for such replacement purposes.

15. Defaults. If one or more of the following described “Events of Default” shall occur:

(a)	Any of the representations or warranties made by the Company in this Note or the Securities Purchase Agreement shall be false or (when taken together with other information furnished by or on behalf of the Company) misleading in any material respect at the time made; or

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(b)	The Company shall fail to perform or observe any material covenant or agreement in this Note or the Securities Purchase Agreement, or any other covenant, term, provision, condition, agreement or obligation of the Company under this Note, and such failure shall continue uncured for a period of fifteen (15) business days after notice from the Holder of such failure; or

(c)	The Company shall fail to make payments of principal when due, or the Company shall fail to issue shares of Common Stock upon conversion of this Note when due, and any such failure shall continue uncured for a period of fifteen (15) days after notice from the Holder of such failure, provided that the Company shall have no right to cure any payment deficiency relating to principal if there have been two prior deficiencies in such payments; or

(d)	The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make a general assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

(e)	A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

(f)	Any governmental agency or any court of competent jurisdiction shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

(g)	Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt, shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in, any such proceeding;

then, or at any time thereafter prior to the date on which all continuing Events of Default have been cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holders of a majority in the Outstanding Amounts of the Notes at such time (the “Majority Holders”) (which waiver shall not be deemed to be a waiver of any subsequent default), at the option of the Majority Holders and in their sole discretion, the Majority Holders may, by notice to the Company declare all of the Notes to be immediately due and payable.

16. Special Treatment on an Acquisition.

(a)	Definition. For purposes of this Note, the following term shall have the following meaning: “Acquisition” means (i) the sale of the Company by merger in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); or (ii) any sale of all or substantially all of the assets or outstanding equity securities of the Company (other than in a spin-off or similar transaction).

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(b)	Treatment of this Note on an Acquisition. The Company shall give the Holder ten business days’ notice of the proposed occurrence of an Acquisition (but failure to give such notice shall not affect the validity of the Acquisition). At the close of business on the closing date of the Acquisition, the Holder of this Note shall receive (and the Company shall be required to pay), in cancellation of this Note, the Outstanding Principal Amount of this Note plus all accrued interest thereon; provided that the Holder shall retain the right to convert this Note in accordance with Section 5 at any time prior to the close of business on the fifth business day immediately preceding the closing of the Acquisition, which conversion considered contingent on the closing of the Acquisition.

17. Savings Clause. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

18. Entire Agreement. This Note and the agreements referred to in this Note constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Majority Holders.

19. Assignment, Etc. Subject to any applicable law and the requirements set forth in the legend set forth hereon, any Holder may, without notice, transfer or assign this Note. The Company agrees that, subject to compliance with the applicable law, after receipt by the Company of written notice of assignment from the Holder or from the Holder’s assignee, all principal, default interest, and other amounts which are then due and thereafter become due under this Note shall be paid to such assignee at the place of payment designated in such notice. This Note shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and assigns.

20. No Waiver. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

21. Miscellaneous. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be deemed to have been duly given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid with a copy in each case sent on the same day to the party by fax, Federal Express or other overnight delivery service to said party at its address set forth herein or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally or, if sent by mail, when actually received by the party to whom it is addressed. Copies of all notices to the Company shall be sent to the Company at the address set forth in the first paragraph of this Note, attention Chief Executive Officer.

22. Choice of Law and Venue: Waiver of Jury Trial. This Note shall be subject to the same terms with respect to choice of law, venue and waiver of jury trial as apply to the Securities Purchase Agreement.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: 15/5/2016

MY SIZE, INC.

By:	________________________________
Name:
Title:

Receipt acknowledged:

Name of Holder: David Van

By:	_________________________________

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EXHIBIT 1

Conversion Notice

Zero Coupon Convertible Note

of

My Size, Inc.

The undersigned, as Holder of a Zero Coupon Convertible Note of My Size, Inc.. (“Company”), in the Outstanding Principal Amount of U.S.$_______________ (the “Note”), hereby irrevocably elects to convert U.S.$_______________ of the Outstanding Principal Amount of the Note and U.S.$______________ of interest accrued but unpaid under the Note, if any, into shares of Common Stock of the Company according to the conditions of the Note, as of the date written below. The undersigned hereby requests that share certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned holder of this Note as indicated below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. The undersigned understands and agrees that the shares of Common Stock issuable on conversion of the Note may only be sold or transferred pursuant to an exemption from the registration provisions of the Securities Act of 1933, as amended.

Conversion Information:	NAME OF HOLDER: _____________________________

By:	_________________________________________
Name:	_________________________________________
Title:	_________________________________________

Print Address of Holder:

_________________________________________

_________________________________________

Date of Conversion:__________________________